Exhibit 99.2
RISK FACTORS
We have set forth in Item 1A to our Annual Report on Form 10-K for the year ended December 31, 2017, risk factors relating to our business, our industry, our structure and our common stock. Please refer to such Item 1A for a more complete understanding of risks concerning us. There have been no material changes in our risk factors since those published in such Form 10-K for the year ended December 31, 2017, other than as reported in Item Part II Item 1A on our Form 10-Q for the period ended March 31, 2018 and for the period ended June 30, 2018, and as reported below.
Risks Related to Our Recent Acquisition of Agilis Biotherapeutics, Inc., or Agilis
We may fail to realize the anticipated benefits of our acquisition of Agilis, those benefits may take longer to realize than expected, and we may encounter significant integration difficulties.
On August 23, 2018, we completed the previously announced acquisition of Agilis pursuant to an agreement and plan of merger, dated July 19, 2018, or the Merger Agreement.
Our ability to realize the anticipated benefits of our acquisition of Agilis will depend, to a large extent, on our ability to integrate Agilis’s operations and employees into our business and realize anticipated growth opportunities and synergies. Prior to our acquisition of Agilis, we had no substantial experience developing or manufacturing large molecules including gene therapy. We will be required to devote significant management attention and resources to integrating Agilis’s operations and employees into our business and any product candidates acquired from Agilis into our development and commercialization efforts and business strategy. The process may be disruptive to our business and the expected benefits may not be achieved within the anticipated time frame, or at all. The failure to meet the challenges involved and to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, our development and commercialization efforts and could adversely affect our business, financial condition and results of operations.
Our ability to realize the anticipated benefits of the transaction is expected to entail numerous material potential difficulties, including, among others:

•	the diversion of management attention to integration matters;

•	difficulties in achieving anticipated business opportunities and growth prospects from our acquisition of Agilis;

•	challenges related to public and market perception of our acquisition of Agilis and gene therapy and increased regulatory scrutiny of gene therapy;

•	difficulties in managing the expanded operations of a larger and more complex company following our acquisition of Agilis;

•	difficulties in assimilating employees and in attracting and retaining key personnel; and

•	potential unknown liabilities, adverse consequences, unforeseen increased expenses or other unanticipated problems associated with the transaction.
Many of these factors are outside of our control, and any one of them could result in increased costs, decreased expected revenues and further diversion of management time and energy, which could materially impact our business, financial condition and results of operations.
All of these factors could decrease or delay the expected accretive effect of the transaction and negatively impact our stock price. As a result, it cannot be assured that our acquisition of Agilis will result in the full realization of the benefits anticipated from the transaction within the anticipated timeframes or at all.
Upfront consideration for our acquisition of Agilis was comprised of approximately $50.0 million in cash, subject to certain post-closing adjustments, and 3,500,907 shares of our common stock, or the Closing Stock Consideration. In addition, pursuant to the Merger Agreement, Agilis equityholders will be entitled to receive contingent payments from us based on (i) the achievement of certain development milestones up to an aggregate maximum amount of

$60.0 million, (ii) the achievement of certain regulatory approval milestones together with a milestone payment following the receipt of a priority review voucher up to an aggregate maximum amount of $535.0 million, (iii) the achievement of certain net sales milestones up to an aggregate maximum amount of $150.0 million, and (iv) a percentage of annual net sales of Friedreich ataxia and Angelman Syndrome products during specified terms, ranging from 2-6%. Under the Merger Agreement, we are required to pay $40.0 million of the development milestone payments no later than August 23, 2020, regardless of whether the applicable milestones have been achieved. There is no guarantee that we will be able to make these milestone payments through cash on hand and expected cash flows and we may be required to raise additional capital in order to fund these payments.
Following completion of the acquisition, we became responsible for Agilis’s liabilities and obligations, including with respect to certain agreements, financial, regulatory and compliance matters, in addition to the expenses we expect to incur based on our current commercial, regulatory, research and development plans for GT-AADC and the other assets acquired from Agilis. These expenses and obligations will result in additional cost and investment by us and, if we have underestimated the amount of these costs and investments or if we fail to satisfy any such obligations, we may not realize the anticipated benefits of the transaction. Further, it is possible that there may be undisclosed, contingent or other liabilities or problems that may arise in the future, the existence and/or magnitude of which we were previously unaware. Any such liabilities or problems could have an adverse effect on our business, financial condition or results of operations.
The issuance of our common stock to complete this transaction was dilutive to our existing stockholders and because we have limited financial resources, by investing in this transaction, we may forego or delay pursuit of other opportunities that may have proven to have greater commercial potential.
In addition, the Merger Agreement obligates us to register for resale the Closing Stock Consideration, and the sale or resale of these shares in the public market, or the market’s expectation of such sales, may result in a decline in our stock price. Such a decline would adversely affect our stockholders and also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
We may fail to obtain regulatory approval for GT-AADC for the treatment of AADC deficiency within our expected timeline or at all.
In July 2017, Agilis held an end-of-phase 2 meeting with the United States Food and Drug Administration, or FDA, and the clinical, non-clinical and manufacturing data available to date from two completed GT-AADC clinical trials was reviewed. The FDA provided feedback indicating that the clinical and non-clinical data available to date was sufficient to support a submission for a biologics license application, or BLA, without undertaking additional trials at this time. Additionally, we have requested a CMC Type C meeting to discuss GT-AADC manufacturing data with the FDA. Based on the FDA input, we are preparing a BLA for GT-AADC for the treatment of AADC deficiency in the United States, which we anticipate submitting to the FDA in 2019. In April 2018, Agilis held a protocol assistance meeting with the Scientific Advice Working Party of the European Medicines Agency, or EMA, in anticipation of the expected submission of a Marketing Authorization Application, or MAA, in the European Union and received feedback indicating the clinical and non-clinical data available to date was sufficient to support a submission for an MAA without undertaking additional trials or studies at this time. We expect to prepare and submit an MAA for GT-AADC for the treatment of AADC deficiency in the European Union with the EMA during 2019. There is no guarantee that we will be able to make our BLA or MAA submissions within our expected timelines or that upon our making the submissions, the FDA or the EMA would not have additional comments or requirements with respect to the respective submissions that we would be required to address before obtaining regulatory approval, or that the FDA or the EMA will approve GT-AADC for the treatment of AADC deficiency at all. Any delays in obtaining regulatory approval from either the FDA and/or the EMA, or if we never obtain regulatory approval from either the FDA and/or the EMA, could have a material adverse effect on our business, financial condition and results of operations.
Gene therapies are novel, complex and difficult to manufacture. We could experience manufacturing problems that result in delays in the development or commercialization of our gene therapy product candidates or otherwise harm our business.
The manufacture of gene therapy products, such as GT-AADC and the other potential gene therapy product candidates we acquired from Agilis, is technically complex and necessitates substantial expertise and capital investment. Production difficulties caused by unforeseen events may delay the availability of material for clinical studies and commercial product for any of our gene therapy product candidates that may receive regulatory approval in the future. We presently contract with third parties for the manufacturing of program materials for our gene therapy product candidates. We currently have no plans to build our own clinical or commercial scale manufacturing capabilities for our gene therapy product candidates. The use of contracted manufacturing and reliance on collaboration partners is relatively cost-efficient and has eliminated the need for our direct investment in manufacturing facilities and additional staff early in development of our gene therapy product candidates. Although we rely on contract manufacturers, we have personnel with manufacturing and quality experience to oversee our contract manufacturers.
We plan on relying on third-party manufacturers to be capable of providing sufficient quantities of our program materials to meet anticipated clinical trial scale demands. To meet our projected needs for commercial manufacturing, the third party from whom we currently obtain our clinical supply of GT-AADC may need to increase its scale of production and confirm with the applicable regulatory authorities that the commercial material is comparable to the material used in clinical trials in addition to satisfying other regulatory obligations, or we will need to secure alternate suppliers. In general, gene therapy products have only in limited cases been manufactured at scales sufficient for pivotal trials and commercialization. Few pharmaceutical contract manufacturers specialize in gene therapy products and those that do are still developing appropriate processes and facilities for large-scale production. While we believe that there are alternate sources of supply that can satisfy our clinical and commercial requirements, we cannot be certain that we will be able to identify and establish relationships with such sources, if necessary, in a timely manner or at all, and what the terms and costs of such new arrangements would be, or that such alternate suppliers would be able to supply our potential commercial needs. Any switch from our current manufacturer would result in a significant delay and cause material additional costs.
The manufacturers of pharmaceutical products must comply with strictly enforced cGMP requirements, state and federal regulations, as well as foreign requirements when applicable. Any failure by us or our contract manufacturing organizations to adhere to or document compliance to such regulatory requirements could lead to a delay or interruption in the availability of our program materials for clinical studies or commercial use. If we or our manufacturers fail to comply with the FDA, EMA, or other regulatory authorities, it could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates. Our dependence upon others for the manufacture of our product candidates may also adversely affect our business, results of operations, financial condition and prospects, and our ability to commercialize any product candidates that receive regulatory approval on a timely and competitive basis.
The process for administering GT-AADC is complex and includes specific specialized requirements that could delay or prevent the regulatory approval of GT-AADC for the treatment of AADC deficiency, limit its commercial potential or result in significant negative consequences following any potential marketing approval.
GT‑AADC is administered directly to the putamen in the brain using sterotactic surgery, a brain surgery requiring significant skill and training. There is little experience with such surgeries being used to deliver drugs and virtually no experience for such surgeries being performed on children. If we are unable to engage with and train sufficient brain surgeons to perform the procedure properly, the availability of GT-AADC for the treatment of AADC deficiency could be substantially diminished.
Any contamination in our manufacturing process, shortages of raw materials or failure of any of our key suppliers to deliver necessary components could result in delays in our clinical development or marketing schedules and adversely affect our ability to meet our supply obligations.
Given the nature of biologics manufacturing, there is a risk of contamination. Any contamination could materially adversely affect our ability to produce our gene therapy product candidates on schedule and could, therefore, harm our results of operations and cause reputational damage.
Some of the raw materials and other components required in our manufacturing process are derived from diverse biologic sources. Such raw materials are difficult to procure and may be subject to contamination or recall. A material shortage, contamination, recall or restriction on the use of biologically derived substances in the manufacture of our product candidates could adversely impact or disrupt the production of clinical material, which could materially and adversely affect our development and commercialization timelines, including with respect to GT-AADC for the treatment of AADC deficiency, and our business, financial condition and results of operations.
Regulatory requirements governing gene and cell therapy products have changed frequently and may continue to change in the future. Such requirements may lengthen the regulatory review process, require us to perform additional studies, and increase our development costs, or may force us to delay, limit, or terminate certain of our programs.
We may experience development problems related to our gene therapy program that cause significant delays or unanticipated costs, or that cannot be solved. Although numerous companies are currently advancing gene therapy product candidates through clinical trials and the FDA has approved several cell-based gene therapy treatments to date, the FDA has only approved one vector-based gene therapy product to date. In addition, there are only two gene therapy products for genetic diseases approved to date in the European Union. As a result, it is difficult to determine how long it will take or how much it will cost to obtain regulatory approvals for GT-AADC for the treatment of AADC deficiency or our other potential gene therapy product candidates in any jurisdiction, if at all. Regulatory requirements governing gene and cell therapy products are still evolving and may continue to change in the future. The FDA may continue to issue new guidance and replace existing guidance. Similarly, the European Commission may issue new guidelines concerning the development and marketing authorization for gene therapy medicinal products and require that we comply with these new guidelines. Regulatory review agencies and the new requirements and guidelines they promulgate may lengthen the regulatory review process, require us to perform additional or larger studies, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of our product candidates or lead to significant post-approval studies, limitations or restrictions. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring our product candidates to market could have a material adverse effect on our business, results of operations, financial condition and prospects. Even if we do obtain regulatory approval, ethical, social and legal concerns about gene therapy arising in the future could result in additional regulations restricting or prohibiting sale of our products.
In addition, the clinical trial requirements of the FDA, the EMA and other regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of such product candidates. The regulatory approval process for novel product candidates such as ours can be more expensive and take longer than for other, better known or more extensively studied product candidates.
The FDA has established the Office of Tissues and Advanced Therapies within the Center for Biologics Evaluation and Research, or CBER, to consolidate the review of gene therapy and related products, and has established the Cellular, Tissue and Gene Therapies Advisory Committee to advise the CBER in its review; other international regulatory agencies have also dedicated personnel and/or offices to review gene therapy programs and products.
These regulatory review committees and advisory groups and any new guidelines they promulgate may lengthen the regulatory review process, require us to perform additional studies, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of our product candidates or lead to significant post-approval limitations or restrictions. As we advance our gene therapy product candidates, we will be required to consult with these regulatory and advisory groups and comply with applicable guidelines. If we fail to do so, we may be required to delay or discontinue development of certain of our product candidates. These additional requirements may result in a review and approval process that is longer than we otherwise would have expected. Delays as a result of increased or lengthier regulatory approval process and further restrictions on development of our gene therapy product candidates can be costly and could negatively impact our or our collaborators’ ability to complete clinical trials and commercialize our current and future product candidates in a timely manner, if at all, any of which could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our gene therapy product candidates and the process for administering such product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit their commercial potential or result in significant negative consequences following any potential marketing approval.
The goal of gene therapy is to be able to correct an inborn genetic defect through one-time administration of therapeutic genetic material containing non-defective gene copies. The gene copies are designed to reside permanently in a patient, allowing the patient to produce an essential protein or ribonucleic acid, or RNA, molecule that a healthy person would normally produce. There is a risk, however, that the new gene copies will produce too much or too little of the desired protein or RNA. There is also a risk that production of the desired protein or RNA will increase or decrease over time. Because the treatment is irreversible, there may be challenges in managing side effects, particularly those caused by overproduction. Adverse effects would not be able to be reversed or relieved by stopping dosing and might require us to develop additional clinical safety procedures. Furthermore, because the new gene copies are designed to reside permanently in a patient, there is a risk that they will disrupt other normal biological molecules and processes, including other healthy genes, and we may not learn the nature and magnitude of these side effects until long after clinical trials have been completed.
There have been several significant adverse side effects in gene therapy treatments in the past, including reported cases of leukemia, immune- and complement-mediated responses, and death seen in other trials using other vectors. While new recombinant vectors have been developed to potentially reduce these side effects, gene therapy is still a relatively new approach to disease treatment and additional adverse side effects could develop. There also is the potential risk of delayed adverse events following exposure to gene therapy products due to persistent biologic activity of the genetic material or other components of products used to carry the genetic material.
Possible adverse side effects that could occur with treatment with gene therapy products include an immunologic reaction early after administration which, while not necessarily adverse to the patient’s health, could substantially limit the effectiveness of the treatment.
In addition to any potential side effects caused by any gene therapy product candidate, the administration process or related procedures also can cause adverse side effects. If any such adverse events occur, our clinical trials could be suspended or terminated or we may be required to cease commercial sales of any product candidates that may receive regulatory approval. If in the future we are unable to demonstrate that such adverse events were caused by the administration process or related procedures, the FDA, the European Commission, the EMA or other regulatory authorities could order us to cease further development of, or deny approval of, our product candidates for any or all targeted indications. Even if we are able to demonstrate that all future serious adverse events are not product-related, such occurrences could affect patient recruitment or the ability of enrolled patients to complete the trial. Moreover, if we elect, or are required, to delay, suspend or terminate any clinical trial of any of our product candidates, the commercial prospects of such product candidates may be harmed and our ability to generate product revenues from any of these product candidates may be delayed or eliminated. Any of these occurrences may harm our ability to develop other product candidates, and may have a material adverse effect on our business, results of operations, financial conditions and prospects.
Furthermore, if we or others later identify undesirable side effects caused by any of our gene therapy product candidates, several potentially significant negative consequences could result, including:

•	regulatory authorities may suspend or withdraw approvals of any product candidate that may receive regulatory approval, thereby preventing or delaying its commercialization;

•	regulatory authorities may require additional warnings or limitations of use in product labeling;

•	we may be required to change the way a product candidate is administered or conduct additional clinical trials;

•	we could be sued and held liable for harm caused by our products to patients; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of our gene therapy assets for which we receive marketing approval and could materially harm our business, financial condition, results of operations and prospects.
Our gene therapy approach utilizes vectors derived from viruses, which may be perceived as unsafe or may result in unforeseen adverse events. Negative public opinion and increased regulatory scrutiny of gene therapy may damage public perception of the safety of GT-AADC for the treatment of AADC deficiency or our other potential gene therapy product candidates and adversely affect our ability to conduct our business or obtain regulatory approvals for GT-AADC or our other potential gene therapy product candidates.
Because gene therapy remains a novel technology, we face uncertainty as to whether gene therapy will gain the acceptance of the public or the medical community. Even if we obtain regulatory approval for our product candidates, the commercial success of our product candidates will depend, in part, on the acceptance of physicians, patients and healthcare payers of gene therapy products in general, and our product candidates in particular, as medically necessary, cost-effective and safe. Public perception may be influenced by claims that gene therapy is unsafe, and gene therapy may not gain the acceptance of the public or the medical community. In particular, our success will depend upon physicians who specialize in the treatment of genetic diseases targeted by our product candidates, if approved, prescribing treatments that involve the use of our product candidates, if approved, in lieu of, or in addition to, existing treatments, if any, with which they are familiar and for which greater clinical data may be available. Even if a product candidate displays a favorable efficacy and safety profile in clinical trials and is ultimately approved, market acceptance of the product candidate will not be fully known until after it is commercialized. More restrictive government regulations or negative public opinion would have an adverse effect on our business, financial condition, results of operations and prospects and may delay or impair the development and commercialization of our product candidates or demand for any product candidates that receive regulatory approval. For example, earlier gene therapy trials conducted by other organizations have led to several well-publicized adverse events, including cases of leukemia, immune- and complement-mediated adverse events, and death seen in other such organizations' trials using other vectors. A significant negative development in any other gene therapy program or our failure to satisfy any post-marketing regulatory commitments and requirements to which we may become subject may adversely impact the commercial results and potential of our product candidates. Serious adverse events in our clinical trials, or other clinical trials involving gene therapy products or our competitors’ products, even if not ultimately attributable to the relevant product candidates, and the resulting publicity, could result in increased government regulation, unfavorable public perception, potential regulatory delays in the testing or approval of our product candidates, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any gene therapy products for which we obtain marketing approval. Any of the foregoing could have a material adverse effect on our business, results of operations, financial condition and prospects.
The insurance coverage and reimbursement status of newly approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for our products candidates, if approved, could limit our ability to market those products and decrease our ability to generate product revenue.
We expect the cost of a single administration of gene therapy products, including GT-AADC for the treatment of AADC deficiency, to be substantial. We expect that coverage and reimbursement by government and private payers will be essential for most patients to be able to afford these treatments. Accordingly, sales of any product candidates, if approved, will depend substantially, both domestically and abroad, on the extent to which the prices of such product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or will be reimbursed by government authorities, private health coverage insurers and other third-party payers. Coverage and reimbursement by a third-party payer may depend upon several factors, including the third-party payer’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.
Obtaining coverage and reimbursement for a product from third-party payers is a time-consuming and costly process that could require us to provide to the payer supporting scientific, clinical and cost-effectiveness data. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement.
There is significant uncertainty related to third-party coverage and reimbursement of newly approved products, including potential one-time gene therapies, such as GT-AADC for the treatment of AADC deficiency. In the United States, third-party payers, including government payers such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs and biologics will be covered and reimbursed. The Medicare and Medicaid programs increasingly are used as models for how private payers and government payers develop their coverage and reimbursement policies. Currently, there is limited experience with Centers for Medicare and Medicaid Services, or CMS, coverage of gene therapy product. We cannot be assured that Medicare or Medicaid will cover our product candidates that may be approved or provide reimbursement at adequate levels to realize a sufficient return on our investment. Moreover, reimbursement agencies in the European Union may be more conservative than CMS. It is difficult to predict what third-party payers will decide with respect to the coverage and reimbursement for our products for which we obtain marketing approval. Additionally, in some European countries, the authorities conduct a Health Technology Appraisal, or HTA, to assess the cost-effectiveness of the product (in the UK a HTA assessment is conducted by NICE) which may significantly affect the effective access to the market.
We may face competition from biosimilars approved through an abbreviated regulatory pathway or from separate full applications for approval.
Our gene therapy product candidates are regulated by the FDA as biologics under the Federal Food, Drug and Cosmetics Act, or FDCA, and the Public Health Service Act, or PHSA. Biologics require the submission of a BLA and approval by the FDA prior to being marketed in the United States. Historically, a biologic product approved under a BLA was not subject to the generic drug review and approval provisions of the FDCA. However, the Biologics Price Competition and Innovation Act of 2009, or BPCIA, created a regulatory pathway under the PHSA for the abbreviated approval of biological products that are demonstrated to be “biosimilar” or “interchangeable” with an FDA approved biological product. In order to meet the standard of interchangeability, a sponsor must demonstrate that the biosimilar product can be expected to produce the same clinical result as the reference product, and for a product that is administered more than once, that the risk of switching between the reference product and biosimilar product is not greater than the risk of maintaining the patient on the reference product. Such biosimilars would reference biological products approved in the United States. The BPCIA establishes a period of 12 years of exclusivity for reference products. Any of our product candidates that may be approved under BLAs in the future could be reference products for biosimilar marketing applications. As a result, any of our product candidates that may receive regulatory approval may face competition from other biological products that receive regulatory approval pursuant to an abbreviated pathway, which may have a material adverse effect on our results of operations, business, financial condition or prospects.
In addition, another company could market a competing version of a biological product if the FDA approval of a full BLA for such product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency. In the European Union, another company could gain approval for a competing product based on a MAA with a complete independent data package of pharmaceutical tests, preclinical tests and clinical trials.
Our rights to develop and commercialize GT-AADC and our other potential gene therapy product candidates are subject, in part, to the terms and conditions of licenses granted to us by others.
We depend upon the intellectual property rights granted to us under licenses from third parties that are important or necessary to the development of GT-AADC for the treatment of AADC deficiency and our other potential gene therapy product candidates. In particular, we have in-licensed certain intellectual property rights and know-how from the National Taiwan University, or NTU, relevant to GT-AADC for the treatment of AADC deficiency. Any termination of these licenses could result in the loss of significant or all rights licensed to us and could harm or prevent our ability to commercialize GT-AADC for the treatment of AADC deficiency and our other potential gene therapy product candidates. Each of our existing gene therapy licensing agreements are exclusive but are limited to particular fields, such as AADC deficiency and are subject to certain retained rights. In addition, absent an amendment or additional agreement, we may not have the right to use intellectual property in-licensed for one of our programs for use in another program.
Our current gene therapy license agreements, including our agreement with NTU pursuant to which we have in-licensed certain intellectual property rights and know-how relevant to GT-AADC for the treatment of AADC deficiency, or the License Agreement, impose various obligations, including certain payment obligations, including contingent payments to be made upon reaching certain development and regulatory milestones. If we fail to satisfy our obligations, the licensor may have the right to terminate the agreement. Disputes may arise between us and any of our licensors regarding intellectual property subject to such agreements and other issues. Such disputes over intellectual property that we have licensed or the terms of our license agreements, including with respect to GT-AADC for the treatment of AADC deficiency, may prevent or impair our ability to maintain our current arrangements on acceptable terms, or at all, or may impair the value of the arrangement to us. Any such dispute could have a material adverse effect on our business and our ability to realize the anticipated benefits of our acquisition of Agilis. If we cannot maintain a necessary license agreement, including with respect to to GT-AADC for the treatment of AADC deficiency, or if the agreement is terminated, we may be unable to successfully develop and commercialize the affected product candidates.
The success of our gene therapy product candidates depends on our ability to attract, retain and motivate qualified personnel.
Because the field of gene therapies is new, we might face a shortage of skilled individuals with substantial gene therapy experience. As a result, competition for skilled personnel, including in gene therapy research and vector manufacturing, is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms, if at all, given the competition among numerous pharmaceutical and biotechnology companies and academic institutions for individuals with similar skill sets. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. In addition, failure to succeed in preclinical or clinical trials or applications for marketing approval may make it more challenging to recruit and retain qualified personnel. The inability to recruit, or loss of services of certain key employees, consultants or advisors, may impede the progress of our research, development and commercialization objectives for our gene therapy product candidates and could harm our business, financial condition, results of operations and prospects.
Our ability to realize all of the anticipated benefits from our acquisition of Agilis is subject to risk.
Our ability to realize the anticipated benefits of our acquisition of Agilis is subject to general business risk, including risks related to:

•	the rate and degree of market acceptance and clinical utility of GT-AADC for the treatment of AADC deficiency or our other potential gene therapy product candidates;

•	our sales, marketing and distribution capabilities;

•	doing business internationally;

•	competition to GT-AADC for the treatment of AADC deficiency or our other potential gene therapy product candidates;

•	pricing regulations and reimbursement practices in various jurisdictions;

•	potential product liability lawsuits;

•	our ability to comply with environmental, health and safety laws and regulations;

•	our limited resources and opportunity costs;

•	our ability to secure additional funds on favorable terms or at all;

•	our ability to comply with obligations in our intellectual property licenses and funding arrangements with third parties;

•	our intellectual property;

•	our dependence on third-parties; and

•	legislative and regulatory changes in the pharmaceutical industry or healthcare systems in various jurisdictions.
In addition, our ability to realize the anticipated benefits of our acquisition of Agilis is subject to additional risks and potential difficulties similar to the risks with respect to Translarna, Emflaza and our other product candidates and other risks relating to our business as set forth in our Form 10-K for the year ended December 31, 2017, our Form 10-Q for the period ended March 31, 2018 and our Form 10-Q for the period ended June 30, 2018.